Exhibit (c)(40)

Project Francis Conflicts Committee GP LLC Discussion Materials of the Board of Directors of Arkose October 8, 2018

Disclaimer These materials have been prepared and are provided by Goldman Sachs on a confidential basis solely for the information and assistance of the Conflicts Committee of Board of Directors of Arkose GP LLC (the “General Partner” and such conflicts committee, the “Committee”), the general partner of Arkose Midstream GP LP (the "Company"), in connection with its consideration of the matters referred to herein. These materials and Goldman Sachs’ presentation relating to these materials (the “Confidential Information”) may not be disclosed to any third party or circulated or referred to publicly or used for or relied upon for any other purpose without the prior written consent of Goldman Sachs. 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The Confidential Information, including this disclaimer, is subject to, and governed by, any written agreement between the Company, the Committee or the General partner, on the one hand, and Goldman Sachs, on the other hand. 1

Table of Contents I. II. III. Transaction Overview Financial Forecasts Financial Analyses Appendix A: Appendix B: Appendix C: Cost of Capital Materials Additional Valuation Reference Materials Additional Detail on Financial Forecasts 2

I. Transaction Overview

Review of Offers and Summary of Economic Terms

INVESTMENT BANKING DIVISION

	Date		GP Proposal	Date	Midstream Proposal
1	4-Jun-2018		1.6000x Exchange Ratio (All equity)	14-Jul-2018	1.9600x Exchange Ratio (1.7500x + $4/unit cash)
2	20-Jul-2018		1.6500x Exchange Ratio (All equity)	25-Jul-2018	1.9100x Exchange Ratio (1.7100x + $3.84/unit cash)
3	12-Aug-2018		1.7000x Exchange Ratio (All equity)	14-Aug-2018	1.8650x Exchange Ratio (1.7100x + $3.00/unit cash)
4	14-Aug-2018		1.7000x Exchange Ratio (1.5449x + $3/unit cash) Last Proposal from in-person Denver Meeting		
5	20-Aug-2018	✓	1.7750x Exchange Ratio (1.6117x + $3/unit cash) (Accepted by Upstream)		
6	30-Aug-2018		1.7750x Exchange Ratio (1.6145x +$3/unit cash to all Midstream Unitholders), plus $0.415 special distribution to Midstream Public Unitholders	2-Sep-2018	Either: ▪ 1.775x Exchange Ratio (inclusive of $3/unit cash consideration) plus $0.415 special distribution to Midstream Public Unitholders plus Series B settlement at 13.5mm shares; or ▪ 1.8500x Exchange Ratio to Midstream Public, (consideration mix TBD, but targeting $3/Unit cash credit and $0.415 special distribution) plus Series B settlement at 18.5mm shares
7	14-Sep-2018		1.7750x Exchange Ratio (1.6084x +$3/unit cash to all Midstream Unitholders), plus $0.415 special distribution to Midstream Public Unitholders plus Series B dividend holiday on 1/3 of unvested units	18-Sep-2018	Retracted September 2nd proposal
8	22-Sep-2018 (Post Series B Concession)	✓	Upstream receives 1.6023x Exchange Ratio +$3/unit cash Midstream Public receives 1.6350x Exchange Ratio + $3/unit cash +$0.415/unit special dividend (converted to $3.415/unit cash merger consideration in subsequent drafts of merger agreement) Blended total consideration of $31.53 per unit, implying a 1.8004 x blended exchange ratio Series B settlement at 17.354mm shares plus dividend holiday on 1/3 of unvested units	▶	Accepted by Midstream, contingent upon satisfactory termination rights available to Midstream Committee

Note: Cash component converted to exchange ratio equivalent based on the price date referenced in the respective offers or used for negotiations for all offers through 14-Aug-2018; 20 trading day VWAP as of the close prior to the offer date used for subsequent offers. GP proposal on 22-Sep-2018 converts cash component, special dividend, and equity exchange ratio to total consideration using 5-Oct-2018 GP spot closing price of $17.51 per unit, for a fixed number of shares and fixed cash consideration. See page 7 for calculation of implied blended exchange ratio

Transaction Overview

4

Summary of Key Terms and Conditions made, with cash portions converted to equity based on GP’s 20 Trading Day VWAP at the time of election. Source: Draft Simplification Agreement as of 6-Oct-2018 (the “Simplification Agreement”), GP pro forma forecast prepared by Arkose Resources Corporation (“AR”) and approved by the Conflicts Committee for Goldman Sachs’ use (“GP Pro Forma Forecast”), Arkose Midstream and Arkose GP 2017 2Q 10-Qs and Bloomberg market data as of 5-Oct-2018 Note: Midstream forecast prepared by AR and approved for Goldman Sachs’ use by the Conflicts Committee (“Midstream Forecast”) and certain tax step-up benefits projected to result from the transaction as provided by AR and approved for Goldman Sachs use by the Committee (the “Tax Benefits Forecast”). 1 Calculated as 1.6350x + ($3.415 divided by current GP 20 Trading Day VWAP of $17.282). Transaction Overview 5 Midstream Transaction GP converts into Delaware C-Corp GP acquires all outstanding units of Midstream for a mix of cash and stock, issuing a total of 304.5mm shares and paying $598mm in cash in aggregate to holders of Midstream Common Units — Upstream to receive 1.6023x shares and $3.00 cash per Midstream Common Unit — Midstream Public Unitholders to receive 1.6350x shares and $3.415 cash per Midstream Common Unit — LTIP Phantom Units to be converted to equivalent LTIP at New GP at the current all equity exchange ratio offered to public holders of Midstream Common Units (1.8326x)1 Transaction to include all-equity, all cash and mixed consideration elections for Midstream Public Unitholders, subject to proration such that a fixed number of shares are issued and cash payments are Upstream can elect to receive a portion of its consideration in cash instead of equity if there is aggregate cash remaining after Midstream Public Unitholders make their elections, which is subject to proration. Taxable transaction to Midstream unitholders — Basis step up, combined with the step-up from Series B transaction, expected to shield the pro forma company from cash taxes through 2021, with expected minimal (<$20mm) cash taxes in 2022 and substantial tax attributes expected to remain at the end of the forecast period Assumed that coverage ratio adjusted so that Midstream unitholders are made whole on dividends relative to standalone distributions on an all equity exchange ratio basis through Q4 2019, pending approval by New GP board

Summary of Key Terms and Conditions (cont’d) Series B units of IDR LLC to be exchanged for 17.354mm shares of GP Original vesting schedule and consequences for accrued Series B distributions, including no accelerated vesting for any Series B unitholder Unvested New GP shares received at closing do not accrue New GP dividends (i.e., estimated four quarters of foregone dividend accruals on final tranche) Forfeiture of Series B settlement shares if holder leaves prior to vesting (i.e, no reallocation of settlement shares to other Series B holders) Conditioned on completion of the Midstream transaction Shareholder / Unitholder Votes: Majority of public unaffiliated shareholders of GP and Midstream to vote separately to approve transaction Issuance of de minimis preferred equity: New GP will issue at least 10,000 and up to 12,000 shares of Series A Non-Voting Perpetual Preferred Stock to Preferred Co, which will be transferred to the Arkose Foundation for no consideration; preferred dividends sized to equal current charitable contributions, resulting in no impact to cash flow Source: Simplification Agreement, GP Pro Forma Forecast, Arkose Midstream and Arkose GP 2017 2Q 10-Qs, and Bloomberg market data as of 5-Oct-2018 Transaction Overview 6 Other Provisions Settlement of Series B Profit Interests in IDR LLC

INVESTMENT BANKING DIVISION

Summary of Transaction Consideration

Equity Consideration	
Equity Component - Midstream Public	1.6350 x
(x) Midstream Units Receiving Merger Consideration	88.2
New GP Shares For Merger Consideration	144.2
Equity Component - Upstream Held Units	1.6023 x
(x) Midstream Units Receiving Merger Consideration	98.9
New GP Shares For Merger Consideration	158.4
Equity Component - LTIP Units	1.8326 x
(x) Midstream Units Receiving Merger Consideration	1.1
Rollover LTIP Shares For LTIP Units	1.9
Total Shares for Merger Consideration / LTIP Units	304.5
(x) GP Spot Price	$ 17.51
Total Equity Consideration Paid	$ 5,332
Blended Equity Exchange Ratio	1.6189 x

Cash Consideration	
Cash Component - Midstream Public	$ 3.415
(x) Midstream Units Receiving Merger Consideration	88.2
Cash for Merger Consideration	$ 301
Cash Component - Upstream Held Unit	$ 3.00
(x) Midstream Units Receiving Merger Consideration	98.9
Cash for Merger Consideration	$ 297
Cash Component - LTIP Units	$ 0
(x) Midstream Units Receiving Merger Consideration	1.1
Cash for Merger Consideration	$ 0
Total Cash Consideration Paid	$ 598
Blended Value of Cash Per Unit	$ 3.18

Pro Forma Ownership	# Shares	%
Current GP Shareholders	186.2	37 %
Sponsors and Management	110.9	22
Public	75.3	15
Current Series B Unitholders	17.4	3
Current Midstream Unitholders	304.5	60
Upstream	158.4	31
Public + LTIP[1]	146.1	29
	508.1	

Total Consideration Value	
Total Equity Consideration	$ 5,332
Total Cash Consideration	598
Total Merger Consideration	$5,930
(/) Midstream Diluted Units Outstanding	188.1
Per Unit Value	$ 31.53
Implied Blended Exchange Ratio	1.8004 x

Source: GP Pro Forma Forecast, Bloomberg market data as of 5-Oct-2018, terms of Simplification Agreement
[1] Public + LTIP also includes shares received in the transaction by management holders of Midstream Common Units.

Transaction Overview 7

INVESTMENT BANKING DIVISION

Arkose Simplified Ownership Structure

Status Quo


Management and Sponsors
100% Membership Interests
AMGP GP LLC ("General Partner")
Public
59% LP Interest
Non-Economic General Partner Interest
41% LP Interest
Common Shares (27% Interest)
Arkose Midstream GP LP ("GP")
Series B Unitholders
Series A Units (Capital Interests)
Series B Units (Profits Interests)
Arkose Midstream Partners GP LLC ("AMP GP")
Arkose IDR Holdings LLC ("IDR LLC")
Non Economic General Partner Interest
100% Incentive Distribution Rights
Arkose Upstream
Public
Common Units (53% LP interest)
Common Units (46% LP interest)
Arkose Midstream Partners ("Midstream")

Pro Forma


Management and Sponsors[1]
Legacy GP Public
Legacy Midstream Public
27% Interest
22% Interest
15% Interest
29% Interest
Arkose Upstream
31% Interest
Common Stock
3% Interest
Former Series B Unitholders
Arkose Midstream GP Inc ("GP")
GP Converted from Delaware Limited Partnership to Delaware C-Corp
Arkose Midstream Partners ("Midstream")

Source: Simplification Agreement, Arkose Midstream and Arkose GP 2017 10-K, 1Q2018 10-Q, Form 4 & 5 filings, and Thomson

[1] *Excludes Series B Settlement Shares, LTIP shares, and shares received in exchange for management's Midstream Common Units in Management ownership share count.*

Transaction Overview 8

Goldman Sachs | INVESTMENT BANKING DIVISION

Sources and Uses and Pro Forma Capitalization[1]

Sources		Uses	
Midstream			
Existing Balance Sheet Cash (Est. YE 2018)	$ 5	Purchase of Midstream Equity - Equity Consideration	$ 5,332
Issuance of New Debt to Fund Transaction[1]	650	Purchase of Midstream Equity - Cash Consideration	598
		Settlement of Series B Units	304
		Cash to Balance Sheet	5
GP		Transaction Expenses[2]	27
Existing Balance Sheet Cash (Est. YE 2018)	$ 0	Partial Paydown of Revolving Credit Facility	25
Issuance of New Equity to Midstream	5,332		
Issuance of New Equity to Series B Unitholders	304		
Total Sources	$ 6,291	Total Uses	$ 6,291

Estimated Capitalization at YE 2018

	Status Quo		Pro Forma	
	$	x 2018E EBITDA	$	x 2018E EBITDA
Consolidated Arkose Midstream (Midstream + GP)				
Cash	$ 5		$ 5	
RCF Borrowings	498		980	
Senior Notes	1,150		1,300	
Total Debt	$ 1,648	2.3 x	$ 2,280	3.1 x
Nebt Debt	1,643	2.3	2,275	3.1
Consolidated Liquidity Profile				
Consolidated Cash and Cash Equivalents	$ 5		$ 5	
(+) RCF Availability	1,002		1,020	
Total Consolidated Liquidity	$ 1,007		$ 1,025	
2018E EBITDA	$ 730			

Source: Midstream Forecast, GP Standalone Forecast, GP Pro Forma Forecast, Arkose Midstream and Arkose GP 2Q2018 10-Qs, and Bloomberg market data as of 5-Oct 2018
[1] Includes transaction expenses. Excludes water drop per ratings agency & management conventions. [2] Transaction expenses include management estimates of GP and Midstream advisory & legal fees and fees & expenses on anticipated 2018 Q4 senior note offering.

Transaction Overview 9

Historical Midstream Since GP IPO | 04-May-2017 / GP Exchange Ratio 1.8004 x 1.75x 1.6985 x 1.65x 1.55x 1.45x 1.35x 1.25x May-2017 Jul-2017 Oct-2017 Jan-2018 Apr-2018 Jul-2018 Oct-2018 GP / Upstream Implied Blended Exchange Ratio¹ Source: Bloomberg market data as of 5-Oct-2018 Note: Exchange ratios based on closing prices. 1 Refer to pg. 7 for total merger consideration calculation. Transaction Overview 10 1.5809 x 1.5819 1.5915 1.6133 1.6605 1.6904 1.7252 Historical Averages Since GP IPO YTD Since 1 Trading Day Prior to Strategic Review (26-Jan-18) Since 1 Trading Day Prior to Special Committee Formation (23-Feb-18) 90 Trading Days 60 Trading Days 30 Trading Days

Historical Stock Price Performance GP – Since IPO Midstream – Last 3 Years $24 $40 53 $22 $30 $20 74 $18 $20 .51 $16 $14 $10 May-2017 Sep-2017 Dec-2017 Apr-2018 Aug-2018 Oct-2015 May-2016 Nov-2016 Jun-2017 Jan-2018 Aug-2018 Total Consideration Per Unit Source: Bloomberg market data as of 5-Oct-2018 11 Transaction Overview $31. $29. 52 Week Low $ 24.32 52 Week High33.89 $17 52 Week Low $ 15.29 52 Week High22.02

YTD Stock Indexed Price Price Performance 20% 10% 2% 2% 0% (10)% (11)% (20)% (30)% Jan-2018 Feb-2018 Apr-2018 May-2018 Jul-2018 Aug-2018 Oct-2018 GP Midstream AMZ Source: Bloomberg market data as of 5-Oct-2018 Transaction Overview 12 29-Jan-2018 (Before Market Open) Strategic Review Announced 26-Feb-2018 (Before Market Open) Special Committee Formation Late August significant GP underperformance and spike in trading volume as noted by management

Research Analyst Views Midstream and GP ($ in millions, except per share and unit data) Midstream GP Date Firm Rating Price Target Rating Price Target 20-Sep-18 Stifel Nicolaus Strong Buy $ 35.00 Buy $ 19.00 18-Sep-18 Janney Montgomery Scott Strong Buy 36.00 - - 14-Sep-18 Wells Fargo Strong Buy 38.00 Strong Buy 22.00 10-Sep-18 GS Buy 33.00 Buy 20.00 30-Aug-18 JPM Buy 35.00 Buy 22.00 29-Aug-18 Raymond James Strong Buy 38.00 Strong Buy 27.00 22-Aug-18 Scotia Howard Weil Buy 40.00 Hold 24.00 9-Aug-18 Ladenburg Thalmann Buy 40.00 Buy 24.00 3-Aug-18 MUFG Buy 40.00 Buy 26.00 1-Aug-18 Barclays Buy 33.00 Hold 23.00 16-Jul-18 Guggenheim Strong Buy 34.00 – – 19-Feb-18 Seaport Buy 37.00 Buy 26.00 – Tudor Pickering Buy 38.00 – 22.00 20-Aug-18 Baird¹ Buy $ 51.00 Buy 26.00 Source: Bloomberg, IBES and Wall Street research as of 5-Oct-2018. 1 Excluded as price target based on assumed exchange ratio and pro forma GP target price. Transaction Overview 13 High $ 40.00 $ 27.00 Mean 36.69 23.18 Median 37.00 23.00 Low 33.00 19.00

II. Financial Forecasts

Summary Financial Metrics – Status Quo Midstream and GP Midstream - EBITDA Midstream - LP DCF / Unit1 $ 1,642 $ 4.29 2018 2019 2020 2021 2022 2018 2019 2020 2021 2022 Midstream - LP DPU GP – DCF Per Share / Dividends Per Share Coverage2 : 1.28x 1.31x 1.17x 1.11x 1.05x 1.00x 1.00x 1.00x 1.00x 1.00x $ 4.10 $ 2.22 2018 2019 2020 2021 2022 2018 2019 2020 2021 2022 Source: Midstream Forecast, GP Standalone Forecast 1 Calculated as LP interest in DCF assuming 1.0x coverage. 2 Calculated as Total DCF divided by Total Distributions. Financial Forecasts 15 $ 1.74 $ 1.34 $ 0.89 $ 0.54 $ 3.42 $ 2.85 $ 2.21 $ 1.72 $ 3.75 $ 3.24 $ 2.76 $ 2.07 $ 1,413 $ 1,222 $ 989 $ 730

Summary Pro Forma Financial Metrics – New GP EBITDA DCF / Share $ 2.74 $ 1,642 2019 2020 2021 2022 2019 2020 2021 2022 Midpoint of Management‘s Indicated DPS Guidance $ 2.31 2019 2020 2021 2022 Source: GP Pro Forma Forecast and Bloomberg market data as of 5-Oct-2018 Note: GP Pro Forma Forecast assumes close at year end 2018 and do not include pro forma values for 4Q 2018. Financial Forecasts 16 Coverage Ratio 1.31 x1.23 x1.23 x1.19 x $ 1.93 $ 1.60 $ 1.24 $ 2.38 $ 1.97 $ 1.62 $ 1,413 $ 1,222 $ 989

III. Financial Analyses

Implied Value Premia Paid and Midstream Transaction Premia Paid Analysis Per Unit Value to Midstream Based on Merger Consideration Implied Current Market Last Close Midstream GP Equity @ 1.6189x Cash Total Premia $ 29.74 $ 17.51 $ 28.35 $ 3.18 $ 31.53 6% 30-Trading Day VWAP 29.66 17.31 28.02 3.18 31.20 5 At 26-Jan-2018 (1 Trading Day Prior to Strategic Review) Last Close $ 33.13 $ 22.02 $ 35.65 $ 3.18 $ 38.83 17% 30-Trading Day VWAP 30.23 19.93 32.27 3.18 35.44 17 Implied Midstream Equity Valuation at Current GP Prices Spot VWAP Value Per Midstream Unit $ 31.53 $ 31.20 Price / LP DCF Metric 2019 $ 2.76 11.4 x 11.3 x 2020 3.24 9.7 9.6 DPU Yield 2019 $ 2.21 7.0% 7.1% 2020 2.85 9.0 9.1 Source: Midstream Forecast, company filings, and Bloomberg market data as of 5-Oct-2018 18 Financial Analyses

INVESTMENT BANKING DIVISION

Precedent Premia Analysis

Parent to LP Midstream Simplification Transactions Last Five Years

Premia to Last Close (Undisturbed)[1]


Precedent Median: 13%
26 %
23 %
21 %
20 %
18 %
17 %
17 %
15 %
14 %
14 %
13 %
12 %
11 %
10 %
10 %
9 %
7 %
6 %
6 %
6 %
2 %
0 %
(9)%

Precedent Premia Summary Table

	OKS	APLP	RIGP	PTXP	NGLS	CMLP	Strategic Review at 26-Jan-2018[2]	EPB	NTI[2]	WPZ[2]	CPPL[2]	KMP	ETP	SEP[2]	TEP[2]	EEP[2]	CQH	VTTI	Current Blended Ratio	WPT	NSH	RRMS	MEP
Announc.Date	01-Feb-2017	02-Jan-2018	01-Aug-2016	18-May-2017	03-Nov-2015	06-May-2015	Expected 8-Oct-2018	10-Aug-2014	21-Dec-2015	17-May-2018	26-Sep-2016	10-Aug-2014	01-Aug-2018	24-Aug-2018	26-Mar-2018	18-Sep-2018	19-Jun-2018	02-Mar-2017	Expected 8-Oct-2018	03-Apr-2017	08-Feb-2018	31-May-2016	27-Jan-2017
Acquirer	ONEOK Inc.	Archrock, Inc.	Trans Ocean Ltd.	Energy Transfer Partners, LP	Targa Resources Corp.	Crestwood Equity Partners LP	GP	Kinder Morgan Inc.	Western Refining	Williams Co	Trans-Canada	Kinder Morgan, Inc.	Energy Transfer Equity, LP	Enbridge Inc.	Tallgrass Energy GP, LP	Enbridge Inc.	Cheniere Energy, Inc.	VTTI B.V.	GP	World Point Terminals Inc.	NuStar Energy	Semgroup Corp	Enbridge Inc.
Consid. Mix	Stock	Stock	Stock	Stock	Stock	Stock	Mix	Mix	Mix	Stock	Cash	Mix	Stock	Stock	Stock	Stock	Stock	Cash	Mix	Cash	Stock	Stock	Cash

Source: Company filings and Bloomberg market data as of 5-Oct-2018; Note: Premia calculated as exchange ratio times acquirer undisturbed closing price + cash divided by target last undisturbed closing price. [1] Unless otherwise specified, undisturbed share price is closing price of last trading day prior to announcement of transaction. [2] Denotes companies with disturbed pricing prior to offer. CPPL undisturbed date as of 30-Jun-2016 (last close prior to announcement of strategic review), NTI as of 23-Oct-2015 (last close prior to disclosure of WNR's offer), TEP as of 07-Feb-2018 (announcement of strategic review), WPZ as of 15-Mar-2018 (last close prior to announcement of consideration of strategic alternatives), and SEP, CQH, and EEP as of 16-May-2018 (last close prior to ENB's initial public offer). Undisturbed premia to Midstream calculated based on prices on 26-Jan-2018, the last close prior to the announcement of a strategic review at Upstream.

Financial Analyses 19

Goldman Sachs

Precedent Premia Analysis

Parent to LP Midstream Simplification Transactions Last Five Years

INVESTMENT BANKING DIVISION

Premia to 30-Trading Day VWAP (Undisturbed)[1]



Precedent Median: 11%
27 %
25 %
22 %
20 %
17 %
17 %
15 %
15 %
14 %
14 %
12 %
11 %
11 %
10 %
8 %
7 %
6 %
5 %
5 %
5 %
4 %
3 %
2 %
OKS
RRMS
APLP
PTXP
NTI²
Strategic Review at 26-Jan-2018²
NGLS
RIGP
CPPL²
ETP
WPZ²
EPB
KMP
TEP²
CMLP
VTTI
EEP²
MEP
NSH
Current Blended Ratio
SEP
WPT
CQH²

Precedent Premia Summary Table

Announc.Date	01-Feb-2017	31-May-2016	02-Jan-2018	18-May-2017	21-Dec-2015	Expected 8-Oct-2018	03-Nov-2015	01-Aug-2016	26-Sep-2016	01-Aug-2018	17-May-2018	10-Aug-2014	10-Aug-2014	26-Mar-2018	06-May-2015	02-Mar-2017	18-Sep-2018	27-Jan-2017	08-Feb-2018	Expected 8-Oct-2018	24-Aug-2018	03-Apr-2017	19-Jun-2018
Acquirer	ONEOK Inc.	Semgroup Corp	Archrock, Inc.	Energy Transfer Partners, LP	Western Refining	GP	Targa Resources Corp.	Trans Ocean Ltd.	Trans-Canada	Energy Transfer Equity, LP	Williams Co	Kinder Morgan, Inc.	Kinder Morgan, Inc.	Tallgrass Energy GP, LP	Crestwood Equity Partners LP	VTTI B.V.	Enbridge Inc.	Enbridge Inc.	NuStar Energy	GP	Enbridge Inc.	World Point Terminals Inc.	Cheniere Energy, Inc.
Consid. Mix	Stock	Stock	Stock	Stock	Mix	Mix	Stock	Stock	Cash	Stock	Stock	Mix	Mix	Stock	Stock	Cash	Stock	Cash	Stock	Mix	Stock	Cash	Stock

Source: Company filings and Bloomberg market data as of 5-Oct-2018; Note: Premia calculated as exchange ratio times acquirer undisturbed 30-trading day VWAP + cash divided by target undisturbed 30-trading day VWAP. [1] Unless otherwise specified, undisturbed 30-Trading day VWAP calculated at last trading day prior to announcement of transaction. [2] Denotes companies with disturbed pricing prior to offer. CPPL undisturbed date as of 30-Jun-2016 (last close prior to announcement of strategic review), NTI as of 23-Oct-2015 (last close prior to disclosure of WNR's offer), TEP as of 07-Feb-2018 (announcement of strategic review), WPZ as of 15-Mar-2018 (last close prior to announcement of consideration of strategic alternatives), and SEP, CQH, and EEP as of 16-May-2018 (last close prior to ENB's initial public offer). Undisturbed premia to Midstream calculated based on prices on 26-Jan-2018, the last close prior to the announcement of a strategic review at Upstream.

Financial Analyses 20

Goldman Sachs

INVESTMENT BANKING DIVISION

Illustrative Financial Contribution Analysis

($ in millions)

Status Quo Cash Distributions to Equity (GP, IDR LLC, and Midstream)

	Arkose GP Common Shares	IDR LLC Series B	Midstream LP Unitholders	Ratio of Cash Distributions (GP / Series B / Midstream)	Breakeven Exchange Ratio GP Perspective[1]
FY 2018E	$ 100	$ 7	$ 320	23.4 % / 1.6 % / 75.0 %	3.145 x
FY 2019E	165	12	414	28.0 % / 2.1 % / 70.0 %	2.459
FY 2020E	249	20	533	31.1 % / 2.4 % / 66.5 %	2.103
FY 2021E	324	26	640	32.7 % / 2.6 % / 64.6 %	1.941
FY 2022E	414	34	767	34.1 % / 2.8 % / 63.2 %	1.825

Market Value of Equity

	Arkose GP Common Shares	IDR LLC Series B	Midstream LP Unitholders	Ratio of Market Capitalization (GP / Series B / Midstream)	Breakeven Exchange Ratio GP Perspective[1]
Observed Equity Value	$ 3,261	$ 183[2]	$ 5,594	36.1 % / 2.0 % / 61.9 %	1.662 x
Observed Equity Value and PV10 of Tax Synergies[3]	3,261	183[2]	6,400	33.1 % / 2.0 % / 65.0 %	1.906
1.8004 x	186	17	305	36.6 % / 3.4 % / 59.9 %	

■ GP ■ Series B ■ Midstream

1.8004 x Aggregate Consideration

Source: Midstream Forecast, GP Standalone Forecast, Tax Benefits Forecast, and Bloomberg market data as of 5-Oct-2018

[1] *Calculated using 17.354mm shares issued to retire Series B units and exchange ratio to Midstream required to set GP's pro forma ownership equal to its portion of cash distributions or equity contribution.*

[2] *Calculated according to latest Arkose quarterly filing of 98,600 units outstanding and publicly disclosed estimated fair value of $1,852 per unit.*

[3] *Assumes present value as of 30-Sep-2018 at 10% cost of equity of the difference in forecasted cash taxes in the GP Standalone Forecast and GP Pro Forma Forecast plus the present value as of 30-Sep-2018 at 10% cost of equity of the forecast cash tax savings from 2023-2032 per the Tax Forecast. Please see page 48 for calculation of the PV10 cash tax synergies.*

Financial Analyses

21

INVESTMENT BANKING DIVISION

Illustrative Intrinsic Value Based Contribution Analysis – Status Quo

($ in millions)

Status Quo Excludes Tax Synergy Value

		Arkose GP Common Shares	IDR LLC Series B	Midstream LP Unitholders	Implied Equity Contribution (GP / Series B / Midstream)	Breakeven Exchange Ratio GP Perspective[1]
Discounted Cash Flow	Low Discounted Value	$ 4,388	$ 183[2]	$ 8,403	33.8 % / 1.4 % / 64.8 %	1.845 x
	High Discounted Value	7,360	183[2]	13,950	34.2 % / 0.8 % / 64.9 %	1.809
PV of Future Unit / Share Price	Low PV of Future Share Price	$ 3,170	$ 183[2]	$ 6,493	32.2 % / 1.9 % / 66.0 %	1.993 x
	High PV of Future Share Price	5,864	183[2]	9,771	37.1 % / 1.2 % / 61.8 %	1.588

■ GP ■ Series B ■ Midstream

1.8004 x Aggregate Consideration

Source: Midstream Forecast, GP Standalone Forecast, and Bloomberg market data as of 5-Oct-2018
Note: GP Market Cap calculated assuming 186.2mm shares and a price per share range of $23.56 and $39.53 for the discounted cash flow analysis and $17.02 and $31.49 for the PV of FSP analysis. Midstream Market Cap calculated assuming 188.1mm units and a price per unit range of $44.67 and $74.16 for the discounted dividends analysis and $34.52 and $51.94 for the PV of FSP analysis.
[1] Calculated using 17.354mm shares issued to retire Series B units and exchange ratio to Midstream required to set GP's pro forma ownership equal to its portion of cash distributions.
[2] Calculated according to latest Arkose quarterly filling of 98,600 units outstanding and publicly disclosed estimated fair value of $1,852 per unit.

Financial Analyses 22

GP Intrinsic Value Give-Gets Analyses Status Quo vs. Pro Forma Discounted Distributable Cash Flow Analysis $ 34.48 $ 31.23 $ 23.56 8.0% 10.0% $ 42.78 $ 39.53 $ 27.87 8.0% 10.0 % Status Quo Pro Forma Cost of Equity Source: GP Standalone Forecast, GP Pro Forma Forecast, and Bloomberg market data as of 5-Oct-2018 Note: Refer to page 37 & 38 for detail of calculation Financial Analyses 23 High Perpetuity Growth Rate (3.0%) Low Perpetuity Growth Rate (1.5%) $ 31.04 Assumes equivalent cost of equity in status quo and pro forma case $ 26.73

GP Intrinsic Value Analyses Present Value of Future Share Price Status Quo Pro Forma $ 33.22 $ 31.49 $ 30.11 $ 30.11 $ 28.38 $ 26.10 $ 27.01 $ 27.17 $ 26.05 $ 25.90 $ 24.23 $ 23.39 $ 23.45 $ 21.27 $ 21.03 $ 20.79 $ 18.80 $ 17.51 $ 17.51 $ 17.02 Hold Period: (Year-End) 2019 14.0 x P/DCF 2020 12.5 x P/DCF 2021 2019 16.7 x P/DCF 2020 14.8 x P/DCF 2021 11.0 x P/DCF Current 13.3 x P/DCF Current Source: GP Standalone Forecast, GP Pro Forma Forecast, and Bloomberg market data as of 5-Oct-2018 Note: Refer to pages 39 & 40 for detail of calculation. Financial Analyses 24 Equivalent DCF / DPS6.00%6.75%7.50 % Yield Assumes 9% Ke

Pro Forma GP Accretion (Dilution) 2019 2020 2021 2022 EBITDA Status Quo Pro Forma $ 989 989 $ 1,222 1,222 $ 1,413 1,413 $ 1,642 1,642 Distributable Cash Flow Status Quo Pro Forma $ 853 816 $ 1,036 1,001 $ 1,224 1,207 $ 1,428 1,392 Distributable Cash Flow Per Share Status Quo Pro Forma $ 0.89 1.62 $ 1.34 1.97 $ 1.74 2.38 $ 2.22 2.74 Dividend Per Share Status Quo Pro Forma $ 0.89 1.24 $ 1.34 1.60 $ 1.74 1.93 $ 2.22 2.31 Coverage Ratio Status Quo Pro Forma 1.31 x 1.31 1.17 x 1.23 1.11 x 1.23 1.05 x 1.19 Leverage Ratio (Excludes Water Drop Per Ratings Agency & Management Conventions) Status Quo Pro Forma 2.24 x 2.89 2.23 x 2.72 2.11 x 2.47 1.95 x 2.17 Source: GP Standalone Forecast, GP Pro Forma Forecast, and Bloomberg market data as of 5-Oct-2018 Note: Status quo distributable cash flow per share is after coverage at Midstream, after Series B take, and after cash taxes at GP. 25 Financial Analyses Increase (Decrease)0.65 x0.49 x0.36 x0.22 x Increase (Decrease)(0.01)x0.06 x0.12 x0.13 x % Change40%20%11%4% % Change83%47%36%23%

Illustrative Pro Forma Near-Term Perspective Trading Analysis Illustrative Pro Forma Equity Value $ 8,129 $ 8,637 $ 9,145 $ 9,653 $ 10,162 Current Multiples Implied EV / EBITDA 2019 2020 Metric Midstream $ 989 1,222 10.5 x 8.5 11.0 x 8.9 11.6 x 9.3 12.1 x 9.8 12.6 x 10.2 10.4 x 8.4 Implied P / DCF 2019 2020 YoY Growth Midstream Peer Median GP $ 1.62 1.97 21% 9.9 x 8.1 10.5 x 8.6 11.1 x 9.1 11.7 x 9.6 12.3 x 10.1 10.8 x 9.2 18% 11.2 x 10.1 8% 19.7 x 13.1 51 % Implied Distribution Yield 2019 2020 YoY Growth $ 1.24 1.60 29% 7.8% 10.0 7.3% 9.4 6.9% 8.9 6.5% 8.4 6.2% 8.0 7.4% 9.6 29% 7.5% 8.1 6% 5.1% 7.6 51 % Source: GP Pro Forma Forecast and Bloomberg market data as of 5-Oct-2018 26 Financial Analyses Illustrative Pro Forma Enterprise Value $ 10,404 $ 10,912 $ 11,420 $ 11,928 $ 12,436 Pro Forma Share Price $ 16.00 $ 17.00 $ 18.00 $ 19.00 $ 20.00 Pro Forma Shares: 508 Pro Forma Year End Net Debt: $2,275 Current Combined Market Cap: $ 8,928 Current GP Price: 17.51

Appendix A: Cost of Capital Materials

Illustrative Cost of Equity Midstream and GP Analysis Midpoint of Cost of Equity Range Cost of Equity Sensitivity Analysis Risk Free Rate 3.2 % Risk Free Rate 3.2 % Midpoint of Beta Range 1.10 0.90 0.95 1.00 1.05 1.10 1.15 1.20 1.25 1.30 Equity Risk Premium 5.4 % GP vs. MLP Historical Beta Comparison Implied Arkose GP Beta GP / MLP GP Beta MLP Beta ENLC / ENLK EQGP / EQM WGP / WES 0.85 0.87 0.81 1.02 0.96 0.98 (0.17) (0.09) (0.17) 1.04 1.11 1.03 Source: Company filings and press releases, Axioma Historical Betas, Duff and Phelps, and Bloomberg market data as of 5-Oct-2018 Note: Two year historical Levered Beta per Axioma. Risk Free Rate represents yield of 30-year U.S. Government Treasury Notes with 20 years remaining life. Equity Risk Premium per Duff & Phelps. Midpoint of beta range calculated as the median between the low Midstream peer median and 1.3x, based on the approximate 75th percentile of Midstream’s historical beta range. Implied Arkose GP beta calculated as midstream beta minus the delta in the peer family beta. Cost of Capital Materials 28 Midstream Peer Median0.90 High1.11 Low1.03 Cost of Equity9.2% 8.1% 8.4 8.6 8.9 9.2 9.4 9.7 10.0 10.2 Equity Beta

Midstream Historical Last Two Years & Predicted Beta 23-Feb-2018 (Before Market 29-Jan-2018 (Before 1.61 1.47 Midstream: 1.27 1.33 1.20 1.19 1.05 0.91 0.90 0.77 Oct-2016 Feb-2017 Jun-2017 Oct-2017 Feb-2018 Predicted Beta Jun-2018 Oct-2018 Historical Beta Source: Axioma as of 5-Oct-2018 29 Cost of Capital Materials Beta Market Open) StrategicOpen) Special Committee Review Announced: 1.54Formation: 1.44 6-Jun-2018 First Proposal to Summary Statistics (Historical Beta) Last 2 Years 25th Percentile 1.16 x Median 1.19 75th Percentile 1.25 Last Twelve Months 25th Percentile 1.19 x Median 1.23 75th Percentile 1.27

Public Company Beta Calculations

Midstream and GP Comparable Companies

INVESTMENT BANKING DIVISION

Company	Historical Equity Beta	Predicted Beta	Basic Shares	Share Price	Basic Market Cap	Debt	Cash	Debt / Cap	Cash / Cap
Midstream	**1.20**	**0.90**	**187**	**$ 29.74**	**$ 5,563**	**$ 1,420**	**$ 20**	**20.4 %**	**0.3 %**
Selected Comparable Companies									
CNXM	0.94	0.72	64	$ 19.92	$ 1,268	$ 404	$ 1	24.2 %	0.0 %
CEQP	0.79	0.86	71	37.74	2,688	1,562	6	36.8	0.1
DCP	0.80	0.93	150	42.69	6,412	4,835	4	43.0	0.0
ENBL	0.76	0.93	433	17.23	7,462	3,707	7	33.2	0.1
ENLK	1.02	0.99	350	18.68	6,544	3,990	37	38.0	0.3
EQM	0.96	0.91	120	52.67	6,344	3,454	684	37.9	7.5
HESM	0.90	0.81	55	22.88	1,249	0	57	0.0	4.7
NBLX	0.90	0.99	40	40.36	1,601	530	16	25.1	0.8
SHLX	0.95	0.85	224	21.90	4,901	2,115	175	30.9	2.6
TRGP	0.69	0.85	226	58.51	13,197	5,694	220	30.5	1.2
WES	0.98	1.00	153	45.80	6,990	4,177	52	37.6	0.5
High	**1.02**	**1.00**			**$ 13,197**	**$ 5,694**	**$ 684**	**43.0 %**	**7.5 %**
Mean	**0.88**	**0.89**			**5,332**	**2,770**	**114**	**30.7**	**1.6**
Median	**0.90**	**0.91**			**6,344**	**3,454**	**37**	**33.2**	**0.5**
Low	**0.69**	**0.72**			**1,249**	**0**	**1**	**0.0**	**0.0**

Company	Historical Equity Beta	Predicted Beta	Basic Shares	Share Price	Basic Market Cap	Debt	Cash	Debt / Cap	Cash / Cap
GP	**-**	**-**	**186**	**$ 17.51**	**$ 3,260**	**$(2)**	**$ 2**	**(0.1)%**	**0.1 %**
Selected Comparable Companies									
ENLC	0.85	0.91	181	$ 17.16	$ 3,107	$ 84	$ 0	2.6 %	0.0 %
EQGP	0.87	0.79	302	21.28	6,436	0	0	0.0	0.0
WGP	0.81	0.89	219	32.46	7,107	26	3	0.4	0.0
High	**0.87**	**0.91**			**$ 7,107**	**$ 84**	**$ 3**	**2.6 %**	**0.0 %**
Mean	**0.84**	**0.86**			**5,550**	**37**	**1**	**1.0**	**0.0**
Median	**0.85**	**0.89**			**6,436**	**26**	**0**	**0.4**	**0.0**
Low	**0.81**	**0.79**			**3,107**	**0**	**0**	**0.0**	**0.0**

Source: Axioma, company filings, and Bloomberg market data as of 5-Oct-2018

Cost of Capital Materials

30

Appendix B: Additional Valuation Reference Materials

Goldman Sachs INVESTMENT BANKING DIVISION

Determining Arkose's Overall Status Quo Yield
($ in millions, except per share / unit data)

Calculation of Combined Equity Value

Midstream Units	187.0
(+) Midstream LTIP	1.1
Midstream Diluted Units Outstanding	188.1
(x) Midstream Unit Price	$ 29.74
Midstream Diluted Equity Value	$ 5,594
GP Shares	186.2
(+) Series B Converted Shares[1]	4.2
GP Diluted Share Count	190.4
(x) GP Share Price	$ 17.51
GP Diluted Equity Value	$ 3,334
Arkose Combined Market Cap	$ 8,928
Net Debt (Excl. Water Drop Down Liability)[4]	$ 1,392
Enterprise Value	$ 10,320

Calculation of Multiples and Yield

	2019	2020
Midstream Unit Price	$ 29.74	$ 29.74
(/) LP DCF	2.76	3.24
Midstream P/LP DCF	10.8 x	9.2 x
Midstream LP DPU	$ 2.21	$ 2.85
(/) Midstream Unit Price	29.74	29.74
Implied Yield	7.4 %	9.6 %
GP DPS	$ 0.89	$ 1.34
(/) GP Share Price	17.51	17.51
Implied Yield	5.1 %	7.6 %
19-20 Average Yield	6.4 %	
Distributable Cash Flow[2]	$ 797	$ 952
Distributed Cash[3]	591	802
Implied Equity Value / Total DCF	11.2 x	9.4 x
Implied Distribution Yield	6.6 %	9.0 %
EBITDA	$ 989	$ 1,222
EV/EBITDA	10.4 x	8.4 x

Source: Midstream Forecast, GP Standalone Forecast, and Bloomberg market data as of 5-Oct-2018
[1] Based on 20-day VWAP.
[2] Based on total DCF at Midstream, excluding taxes at GP.
[3] Based on distributions to LPs at Midstream, distributions to Series B unitholders, and dividends to GP shareholders.
[4] As of 2Q18 10-Q (30-Jun-2018).

Additional Valuation Reference Materials 32

INVESTMENT BANKING DIVISION

Goldman Sachs

Public Company Trading

Midstream Comparable Companies

($ in millions, except per share / unit values)

Company	Price / LP DCF 2019E	Price / LP DCF 2020E	19E-20E DCF YoY Growth	DPU Yield 2019E	DPU Yield 2020E	19E-20E DPU YoY Growth	Total Debt / 2018E EBITDA
Arkose Midstream[1] (Management)	10.8 x	9.2 x	20 %	7.4 %	9.6 %	29 %	1.9 x
CNX Midstream	11.2 x	10.0 x	12 %	7.9 %	9 %	15 %	2.5 x
Crestwood	11.2	10.9	3	6.6	7	6	3.7
DCP Midstream	10.7	10.1	7	7.3	8	3	4.3
Enable Midstream	10.9	10.1	7	7.5	8	2	3.5
EnLink Midstream	11.4	11.1	3	8.4	9	2	3.9
EQT Midstream	9.0	7.8	NA[2]	9.6	11	15	3.4
Hess Midstream	12.3	10.7	15	7.1	8	15	0.0
Noble Midstream	9.1	8.0	15	6.5	8	20	2.4
Shell Midstream	14.3	13.1	9	7.8	8	8	3.5
Targa Resources	12.9	10.6	22	6.2	6	0	4.3
Western Gas	10.2	9.9	3	8.9	9	5	3.5
High Valuation	14.3 x	13.1 x	22 %	6.2 %	6.5 %	20 %	4.3 x
Mean	11.2	10.2	10	7.6	8.3	8	3.2
Median	11.2	10.1	8	7.5	8.1	6	3.5
Low Valuation	9.0	7.8	3	9.6	11.0	0	0.0

Sources: IBES, latest publicly available financial statements, and Bloomberg market data as of 5-Oct-2018. Projected EBITDA and DPS are based on IBES median estimates; projected LP DCF calculated based on median of brokers who provide LP DCF and/or total DCF and LP units outstanding. All research estimates have been calendarized to December.

[1] Source: Midstream Forecast, latest publicly available financial statements, IBES/Wall Street research, and Bloomberg market data as of 5-Oct-2018, Projected EBITDA, LP DCF, and DPS are based on Midstream Forecast; IBES case follows the same methodology as peers.

[2] NA due to lack of broker consensus for status quo and pro forma.

Additional Valuation Reference Materials 33

Illustrative Arkose Midstream Discounted Dividends Analysis Status Quo Midstream | ($ in millions, except per share data) Assumptions Illustrative Discounted Cash Flow Implied value as of 9/30/2018 Status Quo DDM 4Q 2018 2019 2020 2021 2022 Terminal¹ Dividends Received Perpetuity Growth Rate Implied Terminal Value Implied NTM Yield at Y.E. 2022 Total Cash Flows $ 0.47 $ 2.21 $ 2.85 $ 3.42 $ 4.10 $ 4.10 2.0% $ 59.74 6.9% $ 59.74 Discounted using mid-year convention Perpetuity growth rate of 2.0% $ 0.47 $ 2.21 $ 2.85 $ 3.42 $ 4.10 Ke of 9.0% Discount Period¹ Discount Rate Discount Factor 0.25 9.0% 0.98 0.75 1.75 2.75 3.75 3.75 0.94 0.86 0.79 0.72 0.72 Present Value of Cash Flows $0.46 $2.07 $2.45 $2.70 $2.97 $43.25 1.5% 2.0% 2.5% 3.0% 1.5% 2.0% 2.5% 3.0% 8.0% 8.5 9.0 9.5 10.0 Source: Midstream Forecast and Bloomberg market data as of 5-Oct-2018 1 Q4 2018 dividend valued at year end 2018; all others based on mid-year convention. Additional Valuation Reference Materials 34 6.4% 5.9% 5.4% 4.9% 6.9 6.4 5.9 5.4 7.3 6.9 6.4 5.9 7.8 7.3 6.9 6.4 8.3 7.8 7.3 6.9 $ 58.85 $ 63.10 $ 68.13 $ 74.16 54.54 58.14 62.34 67.31 50.81 53.89 57.45 61.60 47.55 50.21 53.26 56.77 44.67 46.99 49.62 52.63 Cost of Equity Implied Terminal Yield Perpetuity Growth Rate Implied Per Unit Value of Status Quo Midstream $ 53.89

Illustrative Present Value of Future Share Price - Midstream Status Quo ($ in per share amounts) Status Quo 4Q 2018 2019 2020 2021 2022 Cash Flows to Equity Distribution Per Unit Discount Period for Distribution Received¹ Illustrative Cost of Equity Discount Factor $ 0.47 0.25 9.0% 0.98 $ 2.21 0.75 $ 2.85 1.75 $ 3.42 2.75 $ 4.10 0.94 0.86 0.79 Present Value of Future Unit Price at Year End NTM Dividend Per Unit at Year End Illustrative NTM Distribution Yield Implied Year End Unit Price Discount Period for Unit Price Discount Factor $ 2.85 7.5% $38.00 1.25 0.90 $ 3.42 $ 4.10 $45.60 2.25 0.82 $54.67 3.25 0.76 (+) PV of Cumulative Distributions Received 2.53 4.98 7.68 2019 2020 2021 7.0% 7.5 8.0 Source: Midstream Forecast, Bloomberg market data as of 5-Oct-2018 1 Q4 2018 dividend valued at year end 2018; all others based on mid-year convention. 35 Additional Valuation Reference Materials $ 39.09 $ 45.23 $ 51.94 36.65 42.55 48.99 34.52 40.20 46.41 NTM Dividend Yield PV of Future Unit Price and Distributions $36.65 $42.55 $48.99 PV of Future Unit Price $34.12 $37.56 $41.31 Assumes 9% Ke Present Value of Distribution Received $0.46 $2.07 $2.45 $2.70

Midstream NTM DPU Yield Since January 2015 8.0% 7.2% 7.0% 6.0% 5.0% 4.0% 3.0% 2.0 % Jan-2015 Aug-2015 Apr-2016 Nov-2016 Midstream Jul-2017 Feb-2018 Sep-2018 Source: Bloomberg market data as of 5-Oct-2018 36 Additional Valuation Reference Materials Midstream Time-Weighted NTM DPU Yield

Illustrative Arkose GP Discounted DCF Analysis Status Quo GP | ($ in millions, except per share data) Assumptions Illustrative Discounted Cash Flow Implied value as of 9/30/2018 Status Quo 4Q 2018 2019 2020 2021 2022 Terminal DCF / Share Perpetuity Growth Rate Implied Terminal Value Implied NTM Yield at Y.E. 2022 Total Cash Flows $ 0.16 $ 0.89 $ 1.34 $ 1.74 $ 2.22 $ 2.22 2.0% $ 32.36 6.9% $ 32.36 Discounted using mid-year convention Perpetuity growth rate of 2.0% $ 0.16 $ 0.89 $ 1.34 $ 1.74 $ 2.22 Ke of 9.0% Discount Period¹ Discount Rate Discount Factor 0.25 9.0% 0.98 0.75 1.75 2.75 3.75 3.75 0.94 0.86 0.79 0.72 0.72 Present Value of Cash Flows $0.16 $0.83 $1.15 $1.37 $1.61 $23.43 1.5% 2.0% 2.5% 3.0% 1.5% 2.0% 2.5% 3.0% 8.0% 8.5 9.0 9.5 10.0 Source: GP Standalone Forecast and Bloomberg market data as of 5-Oct-2018 1 Q4 2018 dividend valued at year end 2018; all others based on mid-year convention. Additional Valuation Reference Materials 37 6.4% 5.9% 5.4% 4.9% 6.9 6.4 5.9 5.4 7.3 6.9 6.4 5.9 7.8 7.3 6.8 6.4 8.3 7.8 7.3 6.8 $ 31.23 $ 33.53 $ 36.26 $ 39.53 28.90 30.85 33.13 35.81 26.88 28.55 30.48 32.72 25.12 26.56 28.21 30.11 23.56 24.82 26.25 27.87 Cost of Equity Implied Terminal Yield Perpetuity Growth Rate Implied Per Share Value of Status Quo $ 28.55

Illustrative Pro Forma GP Arkose GP Discounted DCF Analysis Assumptions Illustrative Discounted Cash Flow Pro Forma 4Q 2018 2019 2020 2021 2022 Terminal Implied value as of 9/30/2018 DCF Per Share Perpetuity Growth Rate Implied Terminal Value Implied NTM Yield at Y.E. 2022 Total Cash Flows Discount Period¹ Discount Rate Discount Factor $ 0.16 $ 1.62 $ 1.97 $ 2.38 $ 2.74 $ 2.22 2.0% $ 32.38 6.9% $ 32.38 3.75 Discounted using mid-year convention $ 0.16 0.25 9.0% 0.98 $ 1.62 0.75 $ 1.97 1.75 $ 2.38 2.75 $ 2.74 3.75 Perpetuity growth rate of 2.0% 0.94 0.86 0.79 0.72 0.72 Present Value of Cash Flows $0.16 $1.52 $1.70 $1.87 $1.98 $23.44 Ke of 9.0% Terminal DCF assumes 20% tax rate applied to taxable income, excluding tax attributes resulting from the step up and future capex Ann. Avg. Pro Forma Tax Attributes 2023 2024 2025 2026 2027 2028-2033 Step Up Depreciation (x) Tax Rate $ 588 25.3% $ 544 25.3% $ 498 25.3% $ 454 25.3% $ 419 25.3% $ 353 25.3 % Cash Tax Savings 149 138 126 115 106 90 Discount Period Discount Rate Discount Factor 4.75 9.0% 0.66 5.75 6.75 7.75 8.75 12.25 0.61 0.56 0.51 0.47 0.35 Present Value of Cash Tax Savings $ 99 $ 84 $ 71 $ 59 $ 50 $ 32 Q4 2018 DCF based on status quo DCF (assumes merger close at year end 2018) 1.5% 2.0% 2.5% 3.0% 1.5% 2.0% 2.5% 3.0% 8.0% 8.5 9.0 9.5 10.0 Source: GP Pro Forma Forecast and Bloomberg market data as of 5-Oct-2018 1 Q4 2018 dividend valued at year end 2018; all others based on mid-year convention. Additional Valuation Reference Materials 38 6.4% 5.9% 5.4% 4.9% 6.9 6.4 5.9 5.4 7.3 6.9 6.4 5.9 7.8 7.3 6.8 6.4 8.3 7.8 7.3 6.8 $ 34.48 $ 36.78 $ 39.51 $ 42.78 32.13 34.08 36.36 39.05 30.09 31.76 33.69 35.93 28.31 29.75 31.40 33.30 26.73 27.99 29.41 31.04 Cost of Equity Implied Terminal Yield Perpetuity Growth Rate Implied Per Share Value of Pro Forma GP + Tax Synergies $ 31.76 Total PV of Cash Tax Savings $ 552 Value Per Pro Forma Share 1.09 Implied Per Share Value of Pro Forma GP $ 30.67

Illustrative Present Value of Future Share Price - GP Status Quo ($ in per share amounts) Status Quo 4Q 2018 2019 2020 2021 2022 Cash Flows to Equity Dividend Per Share Discount Period for Dividend Received¹ Illustrative Cost of Equity Discount Factor $ 0.16 0.25 9.0% 0.98 $ 0.89 0.75 $ 1.34 1.75 $ 1.74 2.75 $ 2.22 0.94 0.86 0.79 Present Value of Future Share Price at Year End NTM Dividend Per Share at Year End / NTM DCF Per Share at Year End Illustrative NTM P / DCF Multiple Implied Year End Share Price Discount Period for Share Price Discount Factor $ 1.34 14.8 x $19.84 1.25 0.90 $ 1.74 $ 2.22 $25.80 2.25 0.82 $32.90 3.25 0.76 (+) PV of Cumulative Dividends Received 0.99 2.14 3.52 2019 2020 2021 6.00% 6.75 7.50 16.7 x 14.8 13.3 Source: GP Standalone Forecast and Bloomberg market data as of 5-Oct-2018 1 Q4 2018 dividend valued at year end 2018; all others based on mid-year convention. 39 Additional Valuation Reference Materials $ 21.03 $ 26.05 $ 31.49 18.80 23.39 28.38 17.02 21.27 25.90 Price / DCF Equivalent DCF Yield Hold Period PV of Future Share Price and Dividends $18.80 $23.39 $28.38 PV of Future Share Price $17.81 $21.25 $24.87 Present Value of Dividend Received $0.16 $0.83 $1.15 $1.37

Illustrative Present Pro Forma Value of Future Share Price - Present Value of Dividend Received 4Q 2018 2019 2020 2021 2022 Cash Flows to Equity Dividend Per Share Discount Period for Dividend Received¹ Illustrative Cost of Equity Discount Factor $ 0.16 0.25 9.0% 0.98 $ 1.24 0.75 $ 1.60 1.75 $ 1.93 2.75 $ 2.31 0.94 0.86 0.79 Present Value of Future Share Price at Year End NTM DCF Per Share at Year End Illustrative NTM P/DCF Multiple Implied Year End Share Price Discount Period for Share Price Discount Factor $ 1.97 12.5 x $24.64 1.25 0.90 $ 2.38 $ 2.74 $29.70 2.25 0.82 $34.26 3.25 0.76 (+) PV of Cumulative Dividends Received 1.33 2.71 4.23 Implied Value 2019 2020 2021 7.14% 8.00 9.09 14.0 x 12.5 11.0 Source: GP Pro Forma Forecast, Bloomberg market data as of 5-Oct-2018 1 Q4 2018 dividend valued at year end 2018; all others based on mid-year convention. 40 Additional Valuation Reference Materials $ 26.10 $ 30.11 $ 33.22 23.45 27.17 30.11 20.79 24.23 27.01 P/DCF Multiple Equivalent DCF Yield PV of Future Share Price and Dividends $23.45 $27.17 $30.11 PV of Future Share Price $22.12 $24.46 $25.89 Present Value of Dividend Received $0.16 $1.17 $1.38 $1.52

Appendix C: Additional Detail on Financial Forecasts

Equity Capitalization Midstream GP Provided by Provided by 2Q 2018 10-Q (1-Aug-2018) Management (2-Oct-2018) 2Q 2018 10-Q (1-Aug-2018) Management (2-Oct-2018) Pro Forma Equity Capitalization Shares Outstanding Common Shares / Units Outstanding Midstream Public Upstream Long Term Incentive Plan 187,045,499 88,175,164 98,870,335 1,072,929 187,045,499 88,175,164 98,870,335 1,052,616 186,209,369 186,209,369 506,149,700 1,929,030 Dilutive Securities Series B Units in IDR LLC 98,600 - Source: Arkose GP 2Q 2018 10-Q, Arkose Midstream 2Q 2018 10-Q, and GP Pro Forma Forecast 42 Additional Detail on Financial Forecasts Total Shares / Units Outstanding188,118,428188,098,115186,209,369186,209,369508,078,730

Midstream Status Quo Financial Forecast Midstream Status Quo 2018 2019 2020 2021 2022 EBITDA (-) Tax Reimbursement to Upstream (-) Cash Interest (-) Maintenance Capex $ 730 (6) (63) (67) $ 989 (6) (90) (39) $ 1,222 (6) (117) (63) $ 1,413 (6) (139) (44) $ 1,642 (6) (150) (58) (/) Coverage Ratio 1.28 x 1.31 x 1.17 x 1.11 x 1.05 x LP - Public LP - Upstream IDR 151 170 143 195 219 236 252 282 355 302 338 462 362 405 589 DCF (-) Total Capex (+) Maintenance Capex $ 594 (646) 67 $ 853 (815) 39 $ 1,036 (719) 63 $ 1,224 (430) 44 $ 1,428 (352) 58 Free Cash Flow (-) Total Distributions 15 (463) 78 (649) 380 (889) 838 (1,102) 1,134 (1,356) Financing Surplus $(448) $(571) $(509) $(264) $(223) Net Debt Net Leverage NTM Water Drop Payments at Year End Total Leverage (Incl. Water Drop) $ 1,643 2.26 x $ 125 2.43 x $ 2,214 2.24 x $ 125 2.37 x $ 2,722 2.23 x - 2.23 x $ 2,978 2.11 x - 2.11 x $ 3,200 1.95 x - 1.95 x Per Unit Metrics Average Unit Count 187 187 187 187 187 Source: Midstream Forecast 43 Additional Detail on Financial Forecasts LP DCF $ 2.07 $ 2.76 $ 3.24 $ 3.75 $ 4.29 LP DPU $ 1.72 $ 2.21 $ 2.85 $ 3.42 $ 4.10 Total Distributions $ 463 $ 649 $ 889 $ 1,102 $ 1,356 Distributable Cash Flow $ 594 $ 853 $ 1,036 $ 1,224 $ 1,428

GP Status Quo Financial Forecast IDR LLC And GP Status Quo 2018 2019 2020 2021 2022 IDR LLC IDR Distributions Series A Distributions Series B Distributions GP Distributions from IDR LLC (-) G&A (-) Interest Expense $ 143 136 7 $ 236 223 12 $ 355 336 20 $ 462 436 26 $ 589 556 34 $ 136 (2) 0 $ 223 (2) 0 $ 336 (2) 0 $ 436 (2) 0 $ 556 (2) 0 Taxable Cash Flow to GP $ 134 $ 221 $ 334 $ 434 $ 554 Federal Tax Rate State Tax Rate 21% 4% 21% 4% 21% 4% 21% 4% 21% 4% (-) Federal Taxes (-) State Taxes $(28) (6) $(46) (10) $(70) (14) $(91) (19) $(116) (24) Coverage Per Share Metrics Shares Outstanding 1.00 x 1.00 x 1.00 x 1.00 x 1.00 x 186 186 186 186 186 Source: GP Standalone Forecast 44 Additional Detail on Financial Forecasts DCF / Share $ 0.54 $ 0.89 $ 1.34 $ 1.74 $ 2.22 DPS $ 0.54 $ 0.89 $ 1.34 $ 1.74 $ 2.22 Distributable Cash Flow $ 100 $ 165 $ 249 $ 324 $ 413

Comparison of Management Consensus Forecast to Broker 2018 2019 2020 Midstream EBITDA - Management Midstream EBITDA - IBES $ 730 711 $ 989 933 $ 1,222 1,144 Midstream LP DCF / Unit - Management Midstream LP DCF / Unit - Selected Brokers $ 2.07 2.08 $ 2.76 2.55 $ 3.24 3.04 Midstream DPU - Management Midstream DPU - IBES $ 1.72 1.71 $ 2.21 2.21 $ 2.85 2.82 Cash Flow to GP - Management Cash Flow to GP - IBES $ 134 132 $ 221 218 $ 334 333 GP DPS - Management GP DPS - IBES $ 0.54 0.54 $ 0.89 0.89 $ 1.34 1.33 Source: Midstream Forecast, GP Standalone Forecast, IBES, and Wall Street research as of 5-Oct-2018 Note: LP DCF defined as LP interest in DCF assuming 1.0x coverage. Selected brokers either provided sufficient data to calculate LP DCF or provided a DCF number that, based on the other elements of their forecast, could only be LP DCF. 45 Additional Detail on Financial Forecasts % Difference 0% 0% (1)% % Difference (1)% (1)% (0)% % Difference (0)% (0)% (1)% % Difference 1% (7)% (6)% % Difference (3)% (6)% (6)%

INVESTMENT BANKING DIVISION

GP Pro Forma Financial Forecast

Pro Forma GP	2019	2020	2021	2022	Terminal[1]
EBITDA	$ 989	$ 1,222	$ 1,413	$ 1,642	
(-) Tax Reimbursement to Upstream	(6)	(6)	(6)	(6)	
(-) Cash Interest on Existing Debt	(128)	(152)	(156)	(169)	
(-) Maintenance Capex	(39)	(63)	(44)	(58)	
Pre-Tax Distributable Cash Flow	$ 816	$ 1,001	$ 1,207	$ 1,409	$ 1,409
(-) Cash Taxes	0	0	0	(17)	(285)
Distributable Cash Flow	$ 816	$ 1,001	$ 1,207	$ 1,392	$ 1,125
Coverage Ratio	1.31 x	1.23 x	1.23 x	1.19 x	1.19 x
Total Distributions	$ 625	$ 815	$ 978	$ 1,174	$ 948
DCF	$ 816	$ 1,001	$ 1,207	$ 1,392	
(-) Growth Capex	(776)	(656)	(386)	(294)	
Free Cash Flow	$ 40	$ 345	$ 821	$ 1,098	
(-) Distributions	(625)	(815)	(978)	(1,174)	
Financing Surplus (Need)	($585)	($470)	($158)	($76)	
Net Debt	$ 2,860	$ 3,330	$ 3,488	$ 3,563	
Net Leverage (Excluding Water Drop)	2.89 x	2.72 x	2.47 x	2.17 x	
NTM Water Drop Payments at Year End	$ 125	$ 125	$ 0	$ 0	
Net Leverage (Including Water Drop)	3.02 x	2.83 x	2.47 x	2.17 x	
Per Share Metrics					
Issued, Outstanding, and Fully Vested	500.4	506.1	506.1	506.1	506.1
(+) LTIP	1.9	1.9	1.9	1.9	1.9
(+) Unvested Portion of Series B	5.8	0.0	0.0	0.0	0.0
Fully Diluted Shares Outstanding	508.1	508.1	508.1	508.1	508.1
Shares Receiving Dividends or with Divdend Equivalent Rights	502.3	508.1	508.1	508.1	508.1
DCF / Share	$ 1.62	$ 1.97	$ 2.38	$ 2.74	$ 2.22
DPS	$ 1.24	$ 1.60	$ 1.93	$ 2.31	1.87

Source: GP Pro Forma Forecast and Bloomberg market data as of 5-Oct-2018

[1] At the direction of the Conflicts Committee and consistent with guidance provided by management, Terminal DCF and DPS calculated assuming 20% tax rate on taxable income excluding the impact of the tax basis step up and tax attributes resulting from capex after the merger closes.

Additional Detail on Financial Forecasts

46

GP Pro Forma Tax Benefits Forecast 2023 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 Inside Tax Basis Depreciation 704(c) and 743(b) Depreciation $ 209 378 $ 166 377 $ 124 374 $ 109 344 $ 99 320 $ 67 320 $ 40 320 $ 27 320 $ 27 320 $ 26 320 $ 25 310 Tax Rate 25.3% 25.3% 25.3% 25.3% 25.3% 25.3% 25.3% 25.3% 25.3% 25.3% 25.3 % Source: GP Pro Forma Forecast, Tax Benefits Forecast, and Bloomberg market data as of 5-Oct-2018 47 Additional Detail on Financial Forecasts Estimated Cash Tax Savings$ 149$ 138$ 126$ 115$ 106$ 98$ 91$ 88$ 88$ 87$ 85 Total Depreciation (Income)$ 588$ 544$ 498$ 454$ 419$ 387$ 360$ 347$ 346$ 345$ 335

Calculation of PV10 Tax Synergies 2019 2020 2021 2022 Pro Forma Cash Taxes (-) Status Quo Cash Taxes $ 0 (56) $ 0 (84) $ 0 (110) $(17) (140) Cash Tax Tavings $ 56 $ 84 $ 110 $ 123 2023 2024 2025 Average '26-33 Total Step Up Depreciation (x) Tax Rate $ 588 25.3% $ 544 25.3% $ 498 25.3% $ 374 25.3 % Estimated Cash Tax Savings $ 149 $ 138 $ 126 $ 95 Source: GP Standalone Forecast, GP Pro Forma Forecast, and Tax Benefits Forecast 48 Additional Detail on Financial Forecasts PV10 of Long Term Tax Savings$ 512 PV10 of Near Term Savings$ 294